Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Forms S-3 No. 333-87063 and No. 333-107413) of AvalonBay Communities, Inc., and

(2)	Registration Statement (Forms S-8 No. 333-216221, No. 333-161258, and No. 333-16837) pertaining to the Employees' Savings Plan of AvalonBay Communities, Inc.;

of our reports dated February 23, 2018, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc. included in this Annual Report (Form 10-K) of AvalonBay Communities, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Tysons, VA
February 23, 2018